Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
For Immediate Release

George Kirkland, Vice Chairman and Executive Vice President, Upstream, to Retire
Jay Johnson appointed Executive Vice President, Upstream; Joe Geagea named Executive Vice President, Technology, Projects and Services

SAN RAMON, Calif., March 31, 2015 - Chevron Corporation (NYSE: CVX) confirmed today that George L. Kirkland, vice chairman and executive vice president, Upstream, will retire from the company, effective June 15. He will be succeeded by James W. (Jay) Johnson, as executive vice president, Upstream, effective June 16.
“George’s business acumen and deep operational knowledge of our industry have helped create enormous value for Chevron and our shareholders over many years,” said John Watson, chairman and CEO. “I am confident our track record of success in the upstream will continue under Jay’s leadership, as his broad base of experience has prepared him well for the job.”
Kirkland, 64, joined Chevron in 1974. He was named executive vice president of Upstream in 2005 and elected vice chairman in 2010. During his career he has held numerous assignments across the company’s worldwide operations, including leadership roles in Indonesia and Nigeria, as well as president of the North America and international upstream businesses. Under his stewardship, the company enhanced its position as an industry leader - it applied advanced gas injection technology to grow production at the Tengiz field in Kazakhstan, developed groundbreaking Lower Tertiary resources at the Jack and St. Malo fields in the Gulf of Mexico, assembled a world-class shale oil and gas position in North America, enhanced functional capabilities and base business reliability, and developed long-lived liquefied natural gas assets at Gorgon and Wheatstone in Australia. Under his leadership, the company consistently reported peer-leading performance.
Johnson, 56, joined Chevron in 1981 and has been senior vice president of Upstream since the beginning of 2014. Previously, Johnson was president of Chevron’s Europe, Eurasia and Middle East Exploration and Production Company and managing director of its Eurasia Business Unit, responsible for upstream and transportation activities in Kazakhstan, Azerbaijan, Russia and Turkey. Johnson also was managing director of Chevron’s Australasia business unit, responsible for exploration and planning for the development of the Wheatstone and Greater Gorgon area gas fields. Past positions also include work in production operations, major capital projects, shipping and strategic planning.
Watson also announced that effective with Kirkland’s retirement, Joseph C. (Joe) Geagea is appointed executive vice president of Technology, Projects and Services (TPS).

TPS includes a number of key functional groups that support the enterprise with services such as major capital project development; drilling and upstream base business operations; energy and information technology; health, environment and safety; procurement, and workforce development.
Geagea, 55, joined the company in 1982. He has been senior vice president of TPS since the beginning of 2014. Previously, he was president of Chevron’s Gas and Midstream group, managing director of the company’s Asia South business unit and president of downstream operations in East Africa, the Middle East and Pakistan.
Both Johnson and Geagea will report to Watson.
Chevron is one of the world’s leading integrated energy companies, with subsidiaries that conduct business worldwide. The company is involved in virtually every facet of the energy industry. Chevron explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and lubricants; manufactures and sells petrochemical products; generates power and produces geothermal energy; and develops the energy resources of the future, including biofuels. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.
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Contact:     Kent Robertson, San Ramon        --    +1 925 790 3819